As filed with the Securities and Exchange Commission on October 3, 2022
Registration No. 333-253946

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.
(Exact name of registrant as specified in its charter)

British Virgin Islands	Not applicable
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
c/o Biohaven Pharmaceuticals, Inc.
215 Church Street
New Haven, Connecticut 06510
(203) 404-0410
(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Paloma Fernández-Montes Moraleda
President
Biohaven Pharmaceutical Holding Company Ltd.
215 Church Street
New Haven, Connecticut 06510
Telephone: (203) 404-0410
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

with a copy to:
Emily Oldshue
Ropes & Gray LLP
Prudential Tower
800 Boylston Street
(617) 951-7000

Approximate date of commencement of proposed sale to the public: Not applicable.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
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If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES
This Post-Effective Amendment is related to the following Registration Statement on Form S-3 filed by Biohaven Pharmaceutical Holding Company Ltd., a British Virgin Islands company limited by shares (the “Company”) (the “Registration Statement”), and is being filed to withdraw and remove from registration the securities of the Company that had been registered but not issued under such Registration Statement:
•Registration Statement on Form S-3ASR (File No. 333-253946), originally filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 5, 2021, registering 115,836 of the Company’s common shares at a proposed maximum offering price per share of $80.18.
On October 3, 2022, pursuant to the Agreement and Plan of Merger, dated as of May 9, 2022 (the “Merger Agreement”), by and among Pfizer Inc., a Delaware corporation (“Pfizer”), Bulldog (BVI) Ltd., a British Virgin Islands company limited by shares and a wholly owned subsidiary of Pfizer (“Merger Sub”), and the Company, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Pfizer.
As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company is terminating any and all offerings of the Company’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all such securities of the Company registered pursuant to the Registration Statement that remain unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Haven, State of Connecticut, on October 3, 2022. No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.

By:	s/ Paloma Fernández-Montes Moraleda
Name: Paloma Fernández-Montes Moraleda
Title: President